Exhibit 99.1


      Provident Community Bancshares, Inc. Announces Third Quarter Earnings


     UNION, S.C.--(BUSINESS WIRE)--Oct. 18, 2006--Provident Community Bancshares, Inc. (NASDAQ: PCBS) reported operating results for the third quarter and nine months ended September 30, 2006. Net income for the three months ended September 30, 2006 was $651,000 compared to $638,000 for the third quarter of 2005. Earnings per share were $0.35 per share (diluted) for the third quarter of 2006, versus $0.33 per share (diluted) for the third quarter of 2005. Net income for the nine months ended September 30, 2006, was $2.0 million, or $1.05 per share (diluted), a 15.2% increase over the $1.7 million, or $0.88 per share (diluted), for the same period in 2005.

     Net interest income before the loan loss provision for the third quarter remained at $2.6 million reflecting higher funding costs over the previous year period as a result of an increase in balances and rising rates offset by higher average loan balances along with an increase in the yield on loans that resulted from a higher concentration of consumer and commercial loans. On July 21, 2006, the Corporation completed a private placement of $4.0 million in trust preferred securities. The trust preferred securities will bear a rate equal to 7.393% for the first five years following the offering. After the first five years, the securities will bear a rate equal to 174 basis points over the three-month LIBOR. The provision for loan losses for the third quarter totaled $45,000 compared to $220,000 for the same period in the previous year. The decrease in provision for loan losses was due to a reduction in classified loans from the previous year, offset by a 19.8% increase in net loans over the previous year and a higher concentration of commercial loans in the portfolio which carry a higher risk of default.

     Non-interest income for the third quarter increased $28,000, or 4.0%, to $720,000 compared to $692,000 for the same period in the previous year. The increase was due to higher fees for financial services that resulted from an increase in transaction accounts. Non-interest expense for the third quarter increased $124,000, or 5.7%, to $2.3 million compared to $2.2 million for the same period in the previous year. The increase was due primarily to higher compensation and benefits costs for normal merit salary increases and costs associated with the opening of a new banking center in Simpsonville, South Carolina in March, 2006.

     At September 30, 2006, assets totaled $372.2 million, a 0.3% increase from $371.0 million at December 31, 2005. Net loans receivable increased $24.9 million, or 12.9%, during the period to $217.4 million at September 30, 2006, compared to $192.6 million at December 31, 2005. The net growth in loans was driven by a 22.1% increase in the commercial loan portfolio as the Company continued to focus on this lending segment with specialized loan officers and products. Reductions in lower yielding investments and mortgage-backed securities of $26.0 million funded the increase in loans. Shareholders' equity increased $76,000, or 0.30%, to $25.4 million at September 30, 2006 from $25.3 million at December 31, 2005 due to net income of $2.0 million offset by the repurchase of 74,058 shares at a cost of $1.3 million, dividend payments of $0.32 per share at a cost of $604,000 and a $105,000 increase in unrealized losses on securities available for sale.

     The Company also declared a quarterly cash dividend of $0.11 per share payable on November 15, 2006 to shareholders of record on October 30, 2006. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

     Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine banking locations in the upstate of South Carolina. At September 30, 2006, Provident Community Bancshares had $372.2 million in total assets and total stockholders' equity of $25.4 million. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

     Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Quarterly Reports on Form 10-Q for the quarter ended June 30, 2006, and the Corporation's Annual Report in Form 10-K for the year ended December 31, 2005.


                 Provident Community Bancshares, Inc.
            Third Quarter - Year Ending December 31, 2006
----------------------------------------------------------------------

                         Financial Highlights
           (Unaudited) ($ in thousands, except share data)

                                  At        At
Balance Sheet                   9/30/06  12/31/05   $Change  % Change
----------------------------- ----------------------------------------

   Total assets                $372,235  $371,042    $1,193      0.32%
   Cash and due from banks       10,804     8,380     2,424     28.93%
   Investments & mortgage-
    backed securities           120,278   146,283   (26,005)   -17.78%
   Loans receivable (net)       217,429   192,577    24,852     12.90%
   Goodwill and intangible
    assets                        3,100     3,576      (476)   -13.31%
   Deposits                     240,007   239,603       404      0.17%
   Advances and other
    borrowings                   91,900    95,715    (3,815)    -3.99%
   Stockholders' equity          25,409    25,333        76      0.30%
   Outstanding shares         1,838,906 1,905,897   (66,991)    -3.51%
   Book value per share          $13.82    $13.29     $0.53      3.95%


                               Three Months Ended  Nine Months Ended
                                 September 30,       September 30,
                              ----------------------------------------
Income Statement                   2006      2005      2006      2005
----------------------------- ----------------------------------------

   Net interest income           $2,551    $2,578    $7,887    $7,528
   Provision for loan losses         45       220       355       768
                              ----------------------------------------
   Net interest income after
    loan loss provision           2,506     2,358     7,532     6,760
   Non-interest income              720       692     2,133     1,942
   Non-interest expense           2,294     2,170     6,854     6,363
   Income tax                       281       242       822       613
                              ----------------------------------------
   Net income                      $651      $638    $1,989    $1,726
                              ========================================
   Earnings per share: basic      $0.35     $0.33     $1.06     $0.90
                              ========================================
   Earnings per share: diluted    $0.35     $0.33     $1.05     $0.88
                              ========================================
   Weighted Average Number of
   Common Shares Outstanding
   Basic                      1,846,643 1,906,555 1,876,630 1,914,269
   Diluted                    1,876,417 1,952,840 1,901,830 1,971,592


                                               Nine Months Ended
                                                 September 30,
                                               ------------------
 Key Financial Ratios                              2006     2005
 ------------------------------------------    ------------------

    Return on average assets                       0.71%    0.63%
    Return on average stockholders' equity        10.68%    9.04%
    Operating expense to average assets            2.28%    2.16%
    Capital to average assets                      9.17%    9.23%


    CONTACT: Provident Community Bancshares, Inc.
             Wanda J. Wells, SVP/Shareholder Relations
             Officer, 864/429-1861; wwells@providentonline.com or
             Richard H. Flake, EVP/CFO, 864/429-1864;
             rflake@providentonline.com